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                                                                      EXHIBIT 11

                          Kirkpatrick & Lockhart LLP
                          100 Pine Street, Suite 3200
                            San Francisco, CA 94111
                            Telephone 415-249-1000


                               February 14, 2001

SAFECO Tax-Exempt Bond Trust
10865 Willows Road N.E.
Redmond, Washington 98052

Ladies and Gentlemen:

     You have requested our opinion, as counsel to SAFECO Tax-Exempt Bond Trust ("Trust"), as to certain matters regarding the issuance of Shares of SAFECO Municipal Bond Fund (the "Acquiring Portfolio"), a series of the Trust, in connection with the reorganization of SAFECO Insured Municipal Bond Fund (the "Acquired Portfolio"), a series of the Trust, into the Acquiring Portfolio, as provided for in the Plan of Reorganization and Termination adopted by the Trust (the "Plan"). The Plan provides for the Acquired Portfolio to transfer all of its assets to the Acquiring Portfolio in exchange solely for the issuance of the Shares and the Acquiring Portfolio's assumption of all of the liabilities of the Acquired Portfolio. (As used in this letter, the term "Shares" means the No-Load Class shares of beneficial interest in the Acquiring Portfolio.)

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Agreement and Declaration of Trust dated as of May 13, 1993, as amended ("Agreement"), and Amended and Restated Bylaws, dated as of October 13, 1999, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust; and that, when sold in accordance with the terms contemplated by the Trust's registration statement on Form N-14 ("Registration Statement"), including receipt by the Acquiring Portfolio of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.
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SAFECO Tax-Exempt Bond Trust
February 14, 2001
Page 2



                                     Very truly yours,

                                     Kirkpatrick & Lockhart LLP



                                     By:  /s/  R. Darrell Mounts
                                          ----------------------
                                          R. Darrell Mounts